Exhibit 99.1

       The Bon-Ton Stores, Inc. Announces Third Quarter Results

   YORK, Pa.--(BUSINESS WIRE)--Nov. 25, 2003--The Bon-Ton Stores,
Inc. (NASDAQ: BONT) today reported results for the third quarter ended November 1, 2003.

   Income

   The Company reported a net loss in the third quarter of $1.7 million, or $0.11 per share, including an asset impairment charge of $0.10 per share, compared to net income of $0.3 million, or $0.02 per share, for the same period of fiscal 2002. In the third quarter of fiscal 2003, as part of the integration of Bon-Ton and Elder-Beerman, the Company recorded an asset impairment charge of $2.3 million pre-tax, reflecting the write-off of duplicate information systems software and related costs. For the nine months ended November 1, 2003, the Company reported a net loss of $3.8 million, or $0.25 per share, including the asset impairment charge of $0.10 per share, versus a net loss of $5.6 million, or $0.37 per share, reported for the comparable period last year.
   The results for the third quarter and year-to-date periods reflect nine days of operations and preliminary purchase accounting adjustments for Elder-Beerman.

   Sales

   As previously announced, third quarter total sales increased 7.7% to $180.4 million from $167.5 million in the prior year. Comparable store sales decreased 0.8%. Year-to-date total sales increased 0.6% to $474.7 million from $471.9 million for the same period last year. Comparable store sales decreased 2.0%.
   As a result of Bon-Ton's acquisition of Elder-Beerman, effective October 24, 2003, total sales include $15.3 million from the Elder-Beerman stores for the period from October 24, 2003 through November 1, 2003. Comparable store sales do not include sales from the Elder-Beerman stores. Consistent with prior reporting, comparable store sales reflect stores open and owned for the entire current and prior year periods.

   Gross Margin

   The gross margin rate in the third quarter decreased 0.2 percentage point to 37.2% this year versus 37.4% reported for the same period last year. Year-to-date, gross margin increased nine tenths of a percentage point to 37.1% versus 36.2% in the prior year.

   Selling, General and Administrative Expenses

   Selling, general and administrative (SG&A) expenses increased $6.4 million, including $4.5 million from Elder-Beerman operations, in the third quarter; the expense rate increased to 34.2% of sales in the period, compared to 33.0% of sales for the prior year period. The year-to-date SG&A expense rate increased five tenths of a percentage point to 34.3% versus 33.8% reported for the same period last year, with an expense increase of $3.0 million over last year.

   Depreciation and Amortization:

   The increase in depreciation expense of $2.4 million in the quarter and year-to-date periods reflects the $2.3 million asset impairment charge discussed in the Income section of this release.

   Comments

   James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "We continue to work on the integration of Bon-Ton and Elder-Beerman divisions, but remain focused on achieving our fourth quarter planned results. Although comparable store sales in the third quarter declined slightly, we were able to manage gross margin and expenses so the reduction in earnings, excluding the impairment charge, was minimized. We are pleased with our merchandise assortment, in-stock position and level of inventory as we enter the all-important holiday selling season."
   The Company's quarterly conference call to discuss third quarter results will be broadcast live over the Internet on November 25, 2003 at 10:00 a.m. eastern time. To access the call, please visit the investor relations section of the Company's website at http://www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within one hour after the conclusion of the call.

   The Bon-Ton Stores, Inc. operates 142 department stores in sixteen states from the northeast to the midwest under the names of Bon-Ton and Elder-Beerman. The stores carry a broad assortment of quality, brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. The Bon-Ton enjoys a strong reputation for providing quality merchandise at competitive prices delivered with top-quality service in targeted markets.

   Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the Company's presence in and dependence on limited geographic markets, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.


               THE BON-TON STORES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS


                           THIRTEEN                 THIRTY-NINE
                          WEEKS ENDED               WEEKS ENDED
                   ---------------------------------------------------
(In thousands       November 1,  November 2,  November 1,  November 2,
 except share and
 per share data)
(Unaudited)               2003         2002         2003         2002
------------------- ------------ ------------ ------------ -----------

Net sales          $   180,417  $   167,542  $   474,656  $   471,949
Other income, net          619          520        1,709        1,607
                    ------------ ------------ ------------ -----------
                       181,036      168,062      476,365      473,556
                    ------------ ------------ ------------ -----------
Costs and
 expenses:
    Costs of
     merchandise
     sold              113,313      104,878      298,551      301,234
    Selling,
     general and
     administrative     61,690       55,301      162,664      159,670
    Depreciation
     and
     amortization        7,330        4,945       17,217       14,849
                    ------------ ------------ ------------ -----------
Income (loss) from
 operations             (1,297)       2,938       (2,067)      (2,197)
Interest expense,
 net                     1,437        2,413        3,983        6,789
                    ------------ ------------ ------------ -----------
Income (loss)
 before income
 taxes                  (2,734)         525       (6,050)      (8,986)
Income tax expense
 (benefit)              (1,032)         197       (2,258)      (3,370)
                    ------------ ------------ ------------ -----------
Net income (loss)  $    (1,702) $       328  $    (3,792) $    (5,616)
                    ------------ ------------ ------------ -----------

Per share amounts --
Basic:
    Net income
     (loss)        $     (0.11) $      0.02  $     (0.25) $     (0.37)
                    ------------ ------------ ------------ -----------

Basic weighted
 average shares
 outstanding        15,062,566   15,180,685   15,031,137   15,233,871


Diluted:
    Net income
     (loss)        $     (0.11) $      0.02  $     (0.25) $     (0.37)
                    ------------ ------------ ------------ -----------

Diluted weighted
 average shares
 outstanding        15,062,566   15,392,437   15,031,137   15,233,871


    CONTACT: The Bon-Ton Stores, Inc.
             Corporate Communications:
             Mary Kerr, 717-751-3071